Exhibit 16

Beckstead and Watts, LLP

Certified Public Accountants

3340 Wynn Road, Ste. B

Las Vegas, NV 89102

702.257.1984

702.362.0540 fax

October 29, 2003

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for Left Right Marketing & Technology, Inc. (the "Company"). We did not provide a report for either of the Company's last two fiscal years ended June 30, 2003.

We were notified on October 29, 2003, that we were being replaced as principal accountants. We then notified the Company on October 29, 2003 that our client-auditor relationship had ceased.

We have read the Company's statements included under Item 4 of its Form 8-K dated October 29, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Board of Directors or that CFO Advantage, Inc. was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

Very truly yours,

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP